UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2011

MEDCATH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-33009	56-2248952
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10720 Sikes Place Charlotte, North Carolina 28277

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (704) 708-6600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 8.01 Other Events.

On November 30, 2011 MedCath Corporation (“MedCath”) entered into a definitive agreement and simultaneously sold its ownership interest in Harlingen Medical Center and HMC Realty, LLC to Prime Healthcare Services (“Prime”). The transaction valued MedCath’s combined ownership interest in Harlingen Medical Center and HMC Realty, LLC at $9.0 million. Anticipated net proceeds to MedCath from the sale, along with the recapture of prior losses attributable to the operation of Harlingen Medical Center, will result in a tax gain on the transaction of approximately $20.4 million. As a result of the tax gain, MedCath anticipates that net after tax proceeds from the transaction will equal approximately $0.3 million.

The foregoing summary is qualified in its entirety by reference to the actual Equity Purchase Agreement by and between Prime Healthcare Services, Inc. and Harlingen Partnership Holdings, Inc., HMC Management Company, LLC and Harlingen Hospital Management, Inc., which is filed as an Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits

Exhibit 99.1	Equity Purchase Agreement by and between Prime Healthcare Services, Inc. and Harlingen Partnership Holdings, Inc., HMC Management Company, LLC and Harlingen Hospital Management, Inc. dated as of November 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION

Date: December 13, 2011	By:	/s/ Lora Ramsey
Lora Ramsey
Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 99.1	Equity Purchase Agreement by and between Prime Healthcare Services, Inc. and Harlingen Partnership Holdings, Inc., HMC Management Company, LLC and Harlingen Hospital Management, Inc. dated as of November 30, 2011.